Exhibit 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:

Mary Kerr Vice President Corporate Communications (717) 751-3071
THE BON-TON TO ACQUIRE 142 STORES FROM SAKS INCORPORATED
FOR $1.1 BILLION IN CASH
Acquisition of the Saks Northern Department Store Group would create one of the nation’s largest regional department store retailers, with 280 stores and $3.5 billion of revenue
Transaction includes Carson Pirie Scott, Younkers, Herberger’s, Bergner’s and Boston Stores nameplates
     York, PA, October 31, 2005 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced it has entered into an agreement with Saks Incorporated (NYSE: SKS) to purchase its Northern Department Store Group (“NDSG”) which consists of 142 stores located in twelve states. The acquisition would make Bon-Ton one of the largest regional department store retailers in the United States.
     Bon-Ton will pay $1.1 billion in cash, subject to certain adjustments, for NDSG, which generated net sales in fiscal 2004 of approximately $2.2 billion. Upon completion of the transaction, which has been approved by the boards of directors of both companies, Bon-Ton will operate a total of 280 stores in 23 states with an estimated annual net sales of $3.5 billion.
Exceptional Strategic Fit
     “The acquisition of Northern Department Store Group significantly broadens Bon-Ton’s reach and presence, and represents a logical next step for us following our successful integration of Elder-Beerman,” said Bud Bergren, President and Chief Executive Officer of Bon-Ton. “The transaction solidifies and strengthens our position in the Midwest and extends our footprint into the Great Plains states.”
     Mr. Bergren continued, “This merger will enhance shareholder value by providing an expanded and diversified geographic presence, economies of scale that we believe will drive greater profitability, and a robust retail platform from which to attract and retain key vendors.”
     “Bon-Ton and NDSG have a strong base of loyal customers and an outstanding reputation for community service that spans decades,” added Mr. Bergren. “We look forward to building on these traditions.”

     Tim Grumbacher, Executive Chairman of the Bon-Ton Board of Directors stated, “The Bon-Ton’s board of directors unanimously supports this combination of these two complementary major department store retailers. It is a unique opportunity to create significant value for Bon-Ton shareholders and offers exciting new prospects for the customers and employees of the combined company.”
     Michael R. MacDonald, Chairman and Chief Executive Officer of NDSG, noted, “We are delighted with this announcement and the future prospects for our business. Bon-Ton is a great fit with our Northern Department Store Group, both geographically and culturally. This transaction will provide opportunities for many of our associates, and we are pleased that we can continue to serve our many loyal customers under our Carson Pirie Scott, Bergner’s, Boston Store, Herberger’s, and Younkers nameplates, several of which have over 100 years of equity in the markets we serve.”
Integration Plan
     Bon-Ton’s corporate office will remain in York, Pennsylvania where the corporate administrative and sales support functions will reside. Merchandising and marketing functions for the combined operations will operate out of the existing NDSG headquarters in Milwaukee, Wisconsin. Transition teams will be created to develop plans for the integration of the two companies into a single entity. Integration activities are expected to be completed within 18 to 24 months after closing of the transaction.
     During a transition period, Saks will provide Bon-Ton with specified support services including information technology, credit services, and other back office support functions for NDSG.
     The transaction is expected to be completed early in the first fiscal quarter of 2006. “At present, we will remain focused on our current business in order to ensure that our customers’ needs are met through the most important holiday shopping season,” Mr. Bergren said.
     “We look forward to welcoming NDSG management and associates to the Bon-Ton team,” Mr. Bergren said. “The talent, experience and insight of the Bon-Ton and NDSG teams are integral to the success of our combined company.”
Transaction Terms
     Bon-Ton will pay $1.1 billion in cash at closing for the business, subject to certain adjustments, and assume capital leases of approximately $35 million of NDSG. The transaction is structured as an asset purchase for tax purposes which will result in cash tax benefits over time, effectively reducing Bon-Ton’s cost of the acquisition.
     “After closing, we expect the transaction to be immediately accretive to Bon-Ton earnings.” Mr. Bergren said, “We expect to realize cost savings beginning in 2006, and by 2008 achieve expense reductions of at least $33 million from the consolidation of central functions, division integrations and the adoption of best practices across the combined company. We believe that these cost savings will drive earnings growth and strong earnings accretion over time.”
     The stores to be acquired by Bon-Ton include 31 Carson Pirie Scott stores located in Illinois (28) and Indiana (3); 47 Younkers stores located in Illinois (1), Iowa (18), Michigan (9), Minnesota (2), Nebraska (4), South Dakota (1) and Wisconsin (12); 40 Herberger’s stores located in Colorado (1), Iowa (1), Minnesota (16), Montana (6), Nebraska (5), North Dakota (4), South Dakota (3), Wisconsin (3) and Wyoming (1); 14 Bergner’s stores located in Illinois; and 10 Boston Store locations in Wisconsin.
     The transaction is subject to regulatory review and other customary closing conditions.
     Lazard served as financial advisor to Bon-Ton in the transaction, Wolf, Block, Schorr and Solis-Cohen acted as legal counsel and affiliates of Bank of America, N.A. have entered into agreements to provide financing for the transaction.

Conference Call Information
     The Company will host a conference call today, October 31, 2005 at 11:00 a.m. Eastern time to discuss this announcement, followed by a question and answer session. The call will be broadcast through a webcast on the Company’s website. To access the call and a supplementary slide presentation, please visit the Company’s website at www.bonton.com/investor/home.asp. Access to the conference call is open to the press and general public in a listen only mode. An online archive of the webcast will be available within two hours of the conclusion of the call.
     You may also participate by calling 973-582-2780 at 10:55 a.m. Eastern time on October 31, 2005. Please provide the operator with conference PIN 6667581. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Monday, November 7, 2005. The number to call for the taped replay is 973-341-3080 and the conference PIN is 6667581.
About Bon-Ton
     The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company’s website at www.bonton.com/investor/home.asp.
About Saks
     Upon consummation of the transaction with Bon-Ton, Saks Incorporated will operate Saks Fifth Avenue Enterprises (SFAE), Parisian, and Club Libby Lu. SFAE consists of 55 Saks Fifth Avenue stores, 50 Saks Off 5th stores and saks.com. Parisian, a specialty department store chain, operates 40 stores. Club Libby Lu is a 56-unit specialty store chain.
Note: Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, unforeseen conditions which could prevent Bon-Ton or Saks from satisfying their respective conditions to closing; adverse changes in the condition of the retail industry, the financing markets or general economic conditions; the ability of Bon-Ton to integrate the acquired company with its own operations; actions taken by Saks or other parties; and governmental regulatory processes.
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